Exhibit 99.2

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion should be read in conjunction with the sections entitled “Forward-looking Statements” on page 4 and “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 10-K”).

Contents

I.	Overview

ll.	Our Business

Ill.	General Market Information

IV.	Analysis of the Results of Operations and Financial Position

V.	Liquidity and Capital Resources

Vl.	Critical Accounting Policies and Estimates

Vll.	Related Party Matters

l.	Overview

CME Ltd. is a vertically integrated media and entertainment company operating broadcasting, new media and content businesses in six Central and Eastern European countries.  We completed the disposal of our former operations in Ukraine on April 7, 2010 and, accordingly, those operations have been treated as discontinued for all periods presented.

The following table provides a summary of our results for the years ended December 31, 2009 and 2008:

	For the Years Ended December 31, (US$ 000's)
	2009	2008	Movement

Net revenues	$681,945	$920,476	$(238,531)
Cost of revenues	(529,286)	(551,602)	(22,316)
Selling, general and administrative expenses	(109,787)	(120,517)	(10,730)
Impairment loss	(81,843)	(64,891)	16,952
Operating (loss) / income	(38,791)	183,466	(222,257)
Discontinued operations	(36,824)	(309,421)	272,597
Net loss	$(107,807)	$(267,479)	$159,672
Net cash generated from continuing operating activities	$7,190	$137,847	$(130,657)

The global financial and economic crisis significantly impacted our results in 2009.  The three most significant developments affecting us were the year-on-year decline in the Gross Domestic Product (“GDP”) in each of our markets, the decline of advertising spending and the significant appreciation of the dollar against the currencies in our markets in 2009 compared to 2008. We believe that our markets are approaching the bottom of the cycle and we expect modest recovery to begin in all of our countries after the end of 2010, with variation among countries in the timing and pace of the recovery. We have assumed that the rate of GDP growth between 2009 and 2010 will be in low single digits across all of our operating countries and that advertising markets will follow at a multiple of the rate of GDP growth.

Key Events during 2009

Financing and liquidity

•
On May 18, 2009, we issued 14.5 million shares of Class A common stock and 4.5 million shares of Class B common stock to Time Warner Media Holdings B.V., an affiliate of Time Warner for an aggregate offering price, net of fees, of US$ 234.4 million.

•
During the second quarter, we designated our Bulgaria and Ukraine subsidiaries, as well as CME Development Financing B.V., the entity that funds those operations (the “Development Finance Holding Company”), as Unrestricted Subsidiaries (as defined in Item 8, Note 22, “Restricted and Unrestricted Subsidiaries”).

•
During the third quarter, we issued EUR 440.0 million (approximately US$ 633.9 million) 11.625% senior notes due 2016 in two tranches (the “2009 Fixed Rate Notes”) and used the majority of the proceeds to repay existing debt.

•
On December 21, 2009, our wholly owned subsidiary CET 21 entered into a Facility Agreement  for up to CZK 3.0 billion (approximately US$ 163.3 million) with Erste Group Bank A.G. as arranger, of which CZK 2.8 billion (approximately US$ 152.4 million) has been committed and drawn as at February 24, 2010.

Business Development

•
On December 9, 2009, we acquired Media Pro Entertainment from Adrian Sarbu, our President and Chief Executive Officer and member of our Board of Directors, for consideration of US$ 10.0 million in cash, 2.2 million shares of Class A common stock and warrants to purchase an additional 850,000 shares of Class A common stock.

•
On January 20, 2010, we entered into an agreement with Igor Kolomoisky to sell our interests in our Ukraine operations for aggregate cash consideration of US$ 300.0 million plus the reimbursement of cash operating costs between the signing and closing, estimated to be US$ 19.0 million. We completed the sale of our operations in Ukraine on April 7, 2010.

•	On February 18, 2010, we entered into an agreement with News Corporation to purchase the bTV group for cash consideration of US$ 400.0 million.

Management changes

•
On July 27, 2009, Adrian Sarbu was appointed as our President and Chief Executive Officer. Mr Sarbu was previously our President and Chief Operating Officer from December 2008 and Chief Operating Officer from October 2007.

•	On July 1, 2009, Wallace Macmillan resigned as our Chief Financial Officer and was replaced on an interim basis by Charles Frank, Jr., formerly a member of our Board of Directors.

II.	Our Business

We manage our business on a divisional basis with three operating segments - Broadcast, New Media and Media Pro Entertainment, our content business, and all historic financial information has been presented on this basis.  The business segments reflect how the Company’s operations are managed, how operating performance within the Company is evaluated by senior management and the structure of our internal financial reporting.

We evaluate the performance of our segments based on Net Revenues and OIBDA (Operating income before depreciation and amortization of intangible assets).

OIBDA, which includes program rights amortization costs, is determined as operating income / (loss) before depreciation and amortization of intangible assets. Items that are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their OIBDA, include stock-based compensation and certain unusual or infrequent items (e.g., impairments of assets or investments).

Our key performance measure of the efficiency of our segments is OIBDA margin.  We define OIBDA margin as the ratio of OIBDA to Net Revenues.  We believe OIBDA is useful to investors because it provides a more meaningful representation of our performance as it excludes certain items that either do not impact our cash flows or the operating results of our operations.  OIBDA is also used as a component in determining management bonuses. Intersegment revenues and profits have been eliminated in consolidation.

OIBDA may not be comparable to similar measures reported by other companies.  Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, US GAAP financial measures.  For additional information regarding our business segments, see Item 8, Note 18, “Segment Data”.

The following analysis contains references to like-for-like (“% Lfl”) or constant currency percentage movements. These references reflect the impact of applying the current period average exchange rates to the prior period revenues and costs. Given the significant movement of the currencies in the markets in which we operate against the dollar, we believe that it is useful to provide percentage movements based on like-for-like or constant currency percentage movements as well as actual (“% Act”) percentage movements (which includes the effect of foreign exchange). Unless otherwise stated, all percentage increases or decreases in the following analysis refer to year-on-year percentage changes.

A summary of our total Net Revenues and OIBDA by segment is as follows:

	NET REVENUES
	For the Years Ended December 31, (US$ 000’s)
			Movement				Movement
	2009	2008	% Act(1)	% Lfl(2)	2008	2007	% Act(1)	% Lfl(2)
Broadcast	$669,066	$911,045	(26.6)%	(17.3)%	$911,045	$708,394	28.6%	17.5%
New Media	9,935	9,431	5.3%	14.8%	9,431	3,624	160.2%	146.4%
Media Pro Entertainment	107,683	99,112	8.6%	21.3%	99,112	72,123	37.4%	(23.7)%
	$786,684	$1,019,588	(22.8)%	(13.2)%	$1,019,588	$784,141	30.0%	18.7%
Intersegment revenues	(104,739)	(99,112)	5.7%	21.3%	(99,112)	(72,123)	37.4%	23.7%
Total Net Revenues	$681,945	$920,476	(25.9)%	(13.2)%	$920,476	$712,018	29.3%	18.1%

(1) Actual (“%Act”) reflects the percentage change between two periods.
(2) Like for Like (“%Lfl”) or constant currency reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.

	OIBDA
	For the Years Ended December 31, (US$ 000’s)
			Movement				Movement
	2009	2008	% Act(1)	% Lfl(2)	2008	2007	% Act(1)	% Lfl(2)
Broadcast	$162,509	$387,529	(58.1)%	(52.4)%	$387,529	$303,339	27.8%	15.7%
New Media	(8,651)	(7,050)	(22.7)%	(21.3)%	(7,050)	(3,351)	(110.4)%	(110.8)%
Media Pro Entertainment	7,538	9,416	(19.9)%	(10.6)%	9,416	6,653	41.5%	27.4%
	$161,396	$389,895	(58.6)%	(52.9)%	$389,895	$306,641	27.2%	15.0%
Central	(38,151)	(48,787)	21.8%	19.7%	(48,787)	(54,531)	(10.5)%	(10.5)%
Intersegment elimination	(7,871)	(9,416)	(16.4)%	(10.6)%	(9,416)	(6,653)	41.5%	27.4%
Consolidated OIBDA	$115,374	$331,692	(65.2)%	(58.2)%	$331,692	$245,457	35.1%	19.7%

(1) Actual (“%Act”) reflects the percentage change between two periods.

(2) Like for Like (“%Lfl”) or constant currency reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.

Broadcast

Our Broadcast segment comprises our broadcast channel operations in Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia.

Demand for advertising fell precipitously in all our markets in 2009, with television advertising spending declining by between 14% and 31% in constant currency terms.  But while the total TV advertising market declined, we increased the market shares in our operations by 2% to 7%. These increases in market share did not compensate for the overall decline in the television advertising market or the relative strength of the dollar. Consequently, our reported total dollar revenues in 2009 declined by 26% compared to 2008, of which 13% was attributable to the appreciation of the dollar against our local currencies.

In light of current economic conditions, advertisers remain cautious and reluctant to confirm their commitments beyond the current quarter. We adjusted our sales policy according to the conditions of each of our markets in order to maximize our revenues and market share. Notwithstanding this, we continue to incentivize our clients and support TV advertising spending until our markets recover.

Our continued focus on operational efficiency and cost reduction, together with the decline in the value of our functional currencies against the dollar, reduced our costs in dollar terms and diminished the impact of the decline in dollar revenues on our OIBDA.  Nevertheless, OIBDA declined in each of our Broadcast operations as lower revenues substantially outweighed the reduction in costs, with the exception of our Croatia operations, which generated positive OIBDA for the year ended December 31, 2009 for the first time.

As a result of the economic recession in 2009, advertising expenditure declined in all of our territories at a faster rate than the decline in GDP. We estimate television advertising spending in our operating territories reset at levels between 14% and 31% lower than 2008. We believe that our markets are approaching the bottom of the cycle and we expect modest recovery to begin in all of our countries towards the end of 2010, with variation among countries in the timing and pace of the recovery.

We took decisive action to strengthen our Broadcast operations during 2009. We increased our prime time audience share and our share of the television advertising markets while reducing costs in order to protect profits and conserve liquidity. These steps include staff reductions, pay constraints, the deferral of certain operating expenditures, the deferral or cancellation of capital expenditures and managing our broadcast schedules to reduce the rate of programming cost growth. Notwithstanding these cost reductions, our goal continues to be to maintain the high audience shares and the strength of our brands, as we believe this is essential to the long term value of our operations. We will continue to maintain sufficient investment in programming to protect these strengths.

We currently expect low single-digit GDP growth in 2010 in most or all of our markets, with variation from country to country in the timing and strength of recovery. We expect that advertising and television advertising market spending will outpace GDP growth.  We are confident that we will continue to enjoy a high television advertising market share in each of our markets and we plan to continue to control our costs and anticipate that much of the revenue growth will flow immediately to our bottom line in terms of OIBDA. After 2010, we believe that we will see a return to higher levels of GDP growth and general advertising and television advertising spending growth in our markets. We expect growth rates in our markets will be higher than in Western European or U.S. markets. As a result of increasing revenues and strict cost control over the medium term, we expect to return to the high levels of OIBDA growth that we enjoyed in the years before the current economic crisis hit.

The large audience shares we enjoy are a reflection of the quality and dedication of our employees, the well-timed implementation of our multi-channel strategy and constraints on bandwidth that limited the number of free-to-air broadcasters in our markets.

As our markets mature, we anticipate increased competition for audience share and advertising spending from other terrestrial broadcasters and from cable, satellite and digital terrestrial broadcasters as the coverage of these technologies grows. The advent of digital terrestrial broadcasting and the introduction of alternative distribution platforms for content services (including additional direct-to-home (“DTH”), the internet, internet protocol TV (“IPTV”), mobile television and video-on-demand services) may lead to audience fragmentation and change the competitive dynamics in our markets in the medium term. We do not expect significant impact on our advertising share due to our multi-channel strategy and our integrated business model.

We believe that our market leadership and the strength of our existing brands place us in a strong position to face increased competition by continuing with our multi-channel strategy and the distribution of our content on multiple distribution platforms as these new technologies develop.

New Media

Our New Media segment has operations in Bulgaria, Croatia, Czech Republic, Romania, Slovak Republic and Slovenia.  We operate a diversified internet business in each of our markets, cross-promoted and supported by the large audience of our Broadcast operations.

Revenues increased by 15% on a constant currency basis between 2008 and 2009, as we continued to launch targeted products and services in order to achieve leading positions in terms of unique visitors, page impressions and video downloads.  The increased investment required to increase our scale increased OIBDA losses by 21% on a constant currency basis.

Internet broadband penetration remains low in most of our markets in comparison to Western European and U.S. markets. We anticipate broadband penetration and internet usage will increase significantly over the medium term and will foster the development of significant new opportunities for generating advertising and other revenues in new media. We operate a complex internet business in each of our markets, cross promoted and supported by the large audience of our broadcast operations and will continue to launch targeted services in order to achieve leading positions (in terms of unique visitors and page impressions, and video downloads). We intend to continue to develop our new media activities by moving our content online with multiple distribution (video on demand, simulcast with TV, catch-up) and services to attract all types of new media audience in order to generate multiple revenue streams including video advertising and paid premium content.

Content Division (Media Pro Entertainment)

The acquisition of Media Pro Entertainment provides us with a unique opportunity to become a significant player in the content business and beyond. We will integrate the acquired assets with our existing production assets in each country to create a dedicated content division with operations in all our countries, which will also be known as Media Pro Entertainment.  Prior to the acquisition, all financial data in respect of Media Pro Entertainment solely represents the costs of providing content to our broadcast operations.

In common with the new Media Pro Entertainment division, the Media Pro Entertainment businesses we acquired are organized by business activity as follows:

Fiction: the acquired businesses are one of the largest producers of television, feature film and advertising content in Central and Eastern Europe. In 2009, they produced 476 hours of original television content spanning a number of genres from telenovellas to sitcoms and drama and 3 feature films in the Czech, Romanian and English languages and 30 television commercials. In addition, there is a library of 2,450 hours of formats and finished content and 22 feature films that we intend to exploit both inside and outside our current markets.

Production Services: the acquired businesses own studio and other production facilities of approximately 500 thousand square feet including 19 sound stages, a backlot and workshops that have been used to produce a number of international movies. The production services operations provide a full range of services including studio spaces, set design and construction, camera, lighting, grip equipment, visual effects, costumes and post production services, both to internal clients and international productions. During 2009, these operations provided approximately US$ 3.5 million of services to international productions, US$ 10.0 million of services to productions made for CME channels and US$ 2.2 million of services to third party Romanian clients.

Distribution and Exhibition: the distribution and exhibition operations acquire rights to international film and television content and distributes them both to third party clients and our own broadcasters. In addition to television broadcast rights, other rights, including those for theatrical exhibition and home video are also sold. At December 31, 2009 the operations owned a library of approximately 1,200 titles of film content, of which approximately 500 were sold during the year. In Romania, Media Pro Entertainment also owns and operates 16 cinema screens, including Romania’s first multiplex operation. In 2009, these operations generated approximately 1.4 million admissions, making it the second largest cinema operator in Romania. In addition, a home video distribution sells DVD and Blu Ray discs to wholesale and retail clients both in Romania and Hungary. In 2009, approximately 3.0 million units were sold.

The acquisition of the Media Pro Entertainment businesses and the creation of the Media Pro Entertainment division reflect the increasing importance of locally generated content in our markets. As distribution platforms become more fragmented the importance of controlling high-quality, popular local content becomes more important in safeguarding market share and allowing us to diversify our revenue streams. We also believe that sharing of content production resources will bring significant benefits. We will seek to leverage the creative talent across the Media Pro Entertainment division in order to develop high-quality original formats that can be adapted in multiple countries, to extract more value from our existing library of formats and to pool the expertise of our production professionals in each market.

Operating the Media Pro Entertainment division across all countries will also enable us to share production equipment and facilities in the most efficient way possible in order to lower the unit cost of production at a time when we are seeing increasing competition for popular content causing high levels of price inflation.

We expect that Media Pro Entertainment will also generate additional third party revenues through the sale of production services to independent film-makers and extract additional value from our own library of produced content through the sale of international broadcast rights to third parties outside the countries in which we operate in addition to expected third party revenues generated by enlarging our distribution and exhibition operations.

As we complete the integration of the businesses acquired into the new Media Pro Entertainment division, and reflect a full year of results for all operations, we expect that the results of operations will be significantly enlarged.

CME Strategy

The very strong positions we enjoy in our markets are based on brand strength, audience leadership, the depth and experience of local management and our expertise in the production of local content. Historically, these strengths have supported price leadership, high margins, and strong cash flows. These strengths have permitted our operations some measure of resilience in the current economic downturn and should provide the opportunity to benefit as and when growth resumes.

Our strategy for the future is based on our strengths: people, brands, audience and market leadership, own content and growing new distribution platforms. We are focused on enhancing the performance of the business over the short and medium term. Our priorities in this regard include:

•
creating a new operating model with three operating divisions - broadcast operations, new media and content (which will be known as Media Pro Entertainment) – to achieve more efficient use of our resources in order to grow faster;

•	capitalizing on our core strengths and diversifying our revenue from advertising to five main sources: advertising, subscription, content distribution, internet and management services;

•	developing and producing content on a larger scale and distributing in our region and beyond in all windows and platforms;

•
assessing opportunities arising from current economic conditions to acquire or operate additional channels and internet operations in our regions in order to expand our offerings, target niche audiences and increase our advertising inventory when financially prudent.

We are prepared to face new challenges and adjust our strategy once we have optimized our structure in being a vertically integrated media company and will be set to become or maintain market leadership.

In the near term, while current difficult economic conditions continue, we will maintain a strong focus on cost control to protect both profitability and liquidity, while protecting our brands and competitive strength.  Building on the increase in our market share, we are poised to respond swiftly and strongly as soon as growth returns.

Ill.	General Market Information

Emerging Markets

As at December 31, 2009 we had  operations in Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic, Slovenia and Ukraine. These emerging economies have adopted Western-style democratic forms of government within the last twenty years and have economic structures, political systems, legal systems, systems of corporate governance and business practices that continue to evolve. The lower level of development and experience in these areas within our markets, by comparison with most Western European markets, increases the relative level of our business risk.

One indicator of the rate of development and the relative level of business risk associated with economic development in a particular market is such market’s Coface rating, which is an assessment of the relative risk of payment default in such market taking into account local business, financial and political factors.  The table below indicates the Coface rating for each country in which we operate. For purposes of comparison with other select markets, the United Kingdom, Poland, Greece and Italy were ranked A3 in 2009, Hungary was ranked A4, United States was ranked A2, Turkey was ranked B and Russia was ranked C.

Country	2009 Rating	Details of 2009 Rating	2008 Rating	2007 Rating	2006 Rating
Bulgaria	B	Political and economic uncertainties and an occasionally difficult business environment can affect corporate payment behaviour. Corporate default probability is appreciable.	A4	-	-
Croatia	A4	A somewhat shaky political and economic outlook and a relatively volatile business environment can affect corporate payment behavior. Corporate default probability is still acceptable on average.	A4	A4	A4
Czech Republic	A2	The political and economic situation is good. A basically stable and efficient business environment nonetheless leaves room for improvement. Corporate default is low on average.	A2	A2	A2
Romania	B	Political and economic uncertainties and an occasionally difficult business environment can affect corporate payment behaviour. Corporate default probability is appreciable.	A4	A4	A4
Slovak Republic	A3
Changes in generally good but somewhat volatile political and economic environment can affect corporate payment behavior.  A basically secure business environment can nonetheless give rise to occasional difficulties for companies.  Corporate default probability is quite acceptable on average.
			A3	A3	A3
Slovenia	A2	The political and economic situation is good. A basically stable and efficient business environment nonetheless leaves room for improvement. Corporate default is low on average.	A1	A1	A1
Ukraine	D
A high-risk political and economic situation and an often very difficult business environment can have a very significant impact on corporate payment behaviour. Corporate default probability is very high.
			C	C	C
Source:  Coface USA. In January 2010, Coface downgraded a number of countries because of the credit crisis; Croatia, Czech Republic, Slovakia and Ukraine have been placed on a negative watch.

European Union Accession

The Czech Republic, the Slovak Republic and Slovenia acceded to the EU in May 2004, and Bulgaria and Romania acceded in January 2007.  Croatia is currently in accession negotiations.  Accession to the EU brings certain positive developments.  All countries joining the EU become subject to EU legislation and we believe that the ongoing progress towards EU entry reduces the political and economic risks of operating in the emerging markets of Central and Eastern Europe.  This reduction in political and economic risks may encourage increased foreign investment that will support economic growth.  Accession to the EU may also bring certain negative developments.  The adoption of EU-compliant legislation in connection with accession may result in the introduction of new standards affecting industry and employment, and compliance with such new standards may require increased spending.

Television Advertising Markets

We derive almost all of our revenue from the sale of television advertising, most of which is sold through media houses and independent agencies.  Like other television operators, we experience seasonality, with advertising sales tending to be lowest during the third quarter of each calendar year due to the summer holiday period (July and August) and highest during the fourth quarter of each calendar year.  For the year ended December 31, 2009, 87% of our Net Revenues came from the sale of television advertising.

The per capita GDP in our markets is lower than that of Western markets.  As a result of the lower GDP and weaker domestic consumption, total advertising spending and consequently television advertising spending per capita tends to be lower than in Western markets.  However, as a result of television being commercialized in our markets at the same time as other media, television advertising spending generally accounts for a higher proportion of total advertising spending than in Western markets, where newspapers and magazines and radio were established as advertising media well before the advent of television advertising.

Country	Population (in millions) (1)	Per Capita GDP 2009 (1)	Total Advertising Spending per Capita 2009 (US$) (2)	Total Advertising Spending as a % of GDP 2009 (2)	TV Advertising Spending per Capita (US$) 2009 (2)	TV Advertising Spending as a % of Total Advertising Spending 2009 (2)
Bulgaria	7.5	$6,228	$35.6	0.57%	$18.2	51%
Croatia	4.4	$14,488	$54.4	0.38%	$29.3	54%
Czech Republic	10.5	$18,294	$80.6	0.44%	$34.6	43%
Romania	20.6	$8,155	$20.8	0.26%	$13.2	63%
Slovak Republic	5.4	$16,355	$61.3	0.37%	$30.0	49%
Slovenia	2.0	$25,271	$63.1	0.25%	$39.5	63%
Ukraine	46.1	$2,416	$10.0	0.41%	$5.0	50%

(1)	Source: Global Insight.
(2)	Source: Global Insight and CME estimates.

For purposes of comparison, the following table shows the advertising market statistics for certain other Central and Eastern European markets and selected Western markets.

Country	Population (in millions) (1)	Per Capita GDP 2009 (1)	Total Advertising Spending per Capita 2009 (US$) (2)	Total Advertising Spending as a % of GDP 2009 (2)	TV Advertising Spending per Capita (US$) 2009 (2)	TV Advertising Spending as a % of Total Advertising Spending 2009 (2)
Greece	11.2	$29,753	$301.8	1.01%	$87.1	29%
Hungary	10.0	$13,666	$74.8	0.55%	$29.8	40%
Italy	59.9	$35,873	$206.8	0.58%	$109.2	53%
Poland	38.1	$12,240	$69.3	0.57%	$34.1	49%
Russia	140.9	$9,149	$52.8	0.58%	$29.0	55%
Turkey	74.8	$8,331	$24.9	0.30%	$13.0	52%
UK	61.8	$36,079	$300.9	0.83%	$77.8	26%
USA	307.8	$46,300	$470.9	1.02%	$209.6	45%
(1)   Source:  Global Insight.
(2)   Source:  Global Insight and CME estimates.

There is no independent source for reliable information on the size of total television advertising spending per country in our markets.  The following table sets out our estimates of the development of television advertising spending by market (in US$ millions).

Country	2005	2006	2007	2008	2009
Bulgaria (1)	–	-	-	$175 - $ 185	$135 – 145
Croatia	$115 – $ 125	$120 – $ 130	$140 – $ 150	$155 - $ 165	$125 – 135
Czech Republic (1)	$285 – $ 295	$310 – $ 320	$390 – $ 400	$490 - $ 500	$370 – 380
Romania	$165 – $ 175	$235 – $ 245	$375 – $ 385	$465 - $ 475	$270 – 280
Slovak Republic	$90 – $ 100	$105 – $ 115	$165 – $ 170	$210 - $ 215	$160 – 170
Slovenia	$60 - $ 70	$70 - $ 80	$85 – $ 90	$100 - $ 105	$78 – 82
Ukraine (2)	$220 - $ 230	$310 - $ 320	$470 - $ 480	$450 - $ 460	$205 - 215
Market sizes are quoted at average dollar exchange rates throughout each year.
(1) We acquired our Czech Republic operations in May 2005 and our existing Bulgaria operations in August 2008.
(2) Excludes political advertising and sponsorship.

The following table sets out our estimates of the local functional currency growth of television advertising spending by market.

Country	2005	2006	2007	2008	2009
Bulgaria (1)	-	-	-	6 – 8%	(24-26)%
Croatia	(1 – 3)%	2 - 5%	4 – 7%	0%	(14-16)%
Czech Republic (1)	3 – 5%	0 - 1%	8 – 12%	7 – 9%	(22-24)%
Romania	25 - 35%	30 – 40%	50 - 60%	27 – 29%	(29-31)%
Slovak Republic	8 - 10%	5 - 7%	25 - 30%	6 – 8%	(22-24)%
Slovenia	9 - 11%	9 - 11%	8 - 10%	7 – 9%	(18-20)%
Ukraine (2)	45 - 55%	25 - 35%	25 - 35%	(3 - 5)%	(28-30)%

(1) We acquired our Czech Republic operations in May 2005 and our existing Bulgaria operations in August 2008.
(2) Excludes political advertising and sponsorship.

Television Advertising Sales

Spot and Non-Spot Revenues. For the purposes of our management’s discussion and analysis of financial condition and results of operations, total television and radio advertising revenue net of rebates is referred to as “spot revenues”.  “Non-spot revenues” refers to all other revenues, including those from sponsorship, game shows, program sales, short message service (“SMS”), messaging, cable subscriptions and barter transactions.  The total of spot revenues and non-spot revenues is equal to Net Revenues.

Our goal is to increase revenues from advertising in every market through disciplined management of our advertising inventory.  In any given period, revenue increases can be attributable to combinations of price increases, higher inventory sales, seasonal or time-of-day incentives, target-audience delivery of specific campaigns, introductory pricing for new clients or audience movements based on our competitors’ program schedules.

Audience Ratings and Share. When describing our performance we refer to “audience share”, which represents the share attracted by a channel as a proportion of the total audience watching television, and “ratings”, which represents the number of people watching a channel (expressed as a proportion of the total population measured). Audience share and ratings information is measured in each market by international measurement agencies, using peoplemeters, which quantify audiences for different demographics and sub geographies of the population measured throughout the day. Our channels schedule programming intended to attract audiences within specific “target” demographics that we believe will be attractive to advertisers. For each of our segments we show all day and prime time audience share and program ratings information for our channels and their major competitors, based on our channels’ target demographics.

Spot Sales. Our main unit of sale is the commercial gross rating point (“GRP”).  This is a measure of the number of people watching when the advertisement is aired. Generally we will contract with a client to provide an agreed number of GRPs for an agreed price (“cost per point” or “CPP”). Much less frequently, and usually only for small niche channels, we may sell on a fixed spot basis where an advertisement is placed at an agreed time for a negotiated price that is independent of the number of viewers.  The price per GRP package varies depending on the season and time of day the advertisement is aired, the volume of GRPs purchased, requirements for special positioning of the advertisement, the demographic group that the advertisement is targeting (in a multi-channel environment) and other factors. Our larger advertising customers generally enter into annual contracts which usually run from April to March and set the pricing for a committed volume of GRPs.

Generally, demand for broadcast advertising is highest in the fourth quarter of the year, followed by the second quarter; demand for broadcast advertising tends to be lowest in the third quarter of the year.

IV.  Analysis of the Results of Operations and Financial Position

IV (a) Net Revenues for the years ending December 31, 2009, 2008 and 2007:

	NET REVENUES
	For the Years Ended December 31, (US$ 000’s)
			Movement				Movement
	2009	2008	% Act(1)	% Lfl(2)	2008	2007	% Act(1)	% Lfl(2)
Broadcast:
Bulgaria	$3,517	$1,261	178.9%	176.5%	$1,261	$-	N/m	N/m
Croatia	48,543	54,084	(10.2)%	(3.5)%	54,084	36,901	46.6%	34.3%
Czech Republic	271,733	374,099	(27.4)%	(18.8)%	374,099	278,785	34.2%	13.0%
Romania	175,409	273,271	(35.8)%	(22.2)%	273,271	214,976	27.1%	34.3%
Slovak Republic	106,479	132,367	(19.6)%	(15.0)%	132,367	110,158	20.2%	3.3%
Slovenia	63,385	75,963	(16.6)%	(11.9)%	75,963	67,574	12.4%	4.9%
Total Broadcast	$669,066	$911,045	(26.6)%	(17.3)%	$911,045	$708,394	28.6%	17.5%
New Media	$9,935	$9,431	5.3%	14.8%	$9,431	$3,624	160.2%	146.4%
Media Pro Entertainment	$107,683	$99,112	8.6%	21.3%	$99,112	$72,123	37.4%	23.7%
	$786,684	$1,019,588	(22.8)%	(13.2)%	$1,019,588	$784,141	30.0%	18.7%
Intersegment revenues	(104,739)	(99,112)	5.7%	21.3%	(99,112)	(72,123)	37.4%	23.7%
Total Net Revenues	$681,945	$920,476	(25.9)%	(16.6)%	$920,476	$712,018	29.3%	18.1%

(1) Actual (“%Act”) reflects the percentage change between two periods.
(2) Like for Like (“%Lfl”) or constant currency reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.

Our net revenues decreased by US$ 238.5 million in 2009 compared to 2008 primarily as a result of the economic recession in our markets.  Advertising revenues declined in all of our territories at a faster rate than the decline in GDP and local currencies were on average weaker against the dollar compared to 2008.  In 2008 net revenues increased by US$ 208.5 million compared to 2007 with each of our markets growing.

Our broadcast segment reported revenues of US$ 669.1 million in 2009 compared to $911.0 million in 2008, a decrease of 27%, or 17% on a constant currency basis.  All of our broadcast operations were impacted by the economic recession, as reduced demand for television advertising led to a decrease in prices.  Romania and the Czech Republic were particularly badly affected.  Broadcast revenues increased by 29%, or 18% on a constant currency basis between 2007 and 2008, as strong demand for advertising in the period prior to the economic recession enabled us to maximize the value of our inventory.

Our new media segment reported revenues of US$ 9.9 million in 2009 compared to US$ 9.4 million in 2008, an increase of 5%, or 15% on a constant currency basis.  New media revenues increased by 146% on a constant currency basis between 2007 and 2008, reflecting the increased scale of our operation as well as the impact of acquisitions in Czech Republic and Croatia.

Media Pro Entertainment reported revenues of US$ 107.7 million in 2009 compared to US$ 99.1 million in 2008 and US$ 72.1 million in 2007, increases on a constant currency basis of 21% and 24%, respectively.  Prior to the acquisition of the Media Entertainment business in December 2009, our Media Pro Entertainment segment included only those content activities previously embedded within our broadcast operations.

IV (b) Cost of Revenues for the years ending December 31, 2009, 2008 and 2007

	COST OF REVENUES
	For the Years Ended December 31, (US$ 000’s)
			Movement				Movement
	2009	2008	% Act(1)	% Lfl(2)	2008	2007	% Act(1)	% Lfl(2)
Operating Costs	$116,575	$122,008	(4.5)%	(12.4)%	$122,008	$97,013	25.8%	(16.7)%
Cost of programming	341,201	347,148	(1.7)%	10.3%	347,148	252,771	37.3%	28.2%
Depreciation of property, plant and equipment	51,591	48,582	6.2%	14.9%	48,582	29,705	63.5%	41.7%
Amortization of broadcast licenses and other intangibles	19,919	33,864	(41.2)%	(33.3)%	33,864	24,680	37.2%	22.9%
Total Cost of Revenues	$529,286	$551,602	(4.0)%	(2.8)%	$551,602	$404,169	36.5%	23.7%

(1)	Actual (“%Act”) reflects the percentage change between two periods.
(2)	Like for Like (“%Lfl”) or constant currency reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.

Cost of revenues decreased by US$ 22.3 million in 2009 compared to 2008, as we responded to the economic recession by reducing costs, and increased by US$ 147.4 million in 2008 compared to 2007.

Operating costs:  Operating costs (excluding programming costs, depreciation of station property, plant and equipment, amortization of broadcast licenses and other intangibles as well as selling, general and administrative expenses) decreased by US$ 5.4 million, or 4.5% in 2009.  Excluding the impact of movements in foreign exchange rates, total operating costs remained flat, as savings were offset by additional cost relating to DVB-T broadcast fees and the full year impact of costs associated with our Bulgaria operations which we acquired on August 31, 2008.

Operating costs increased by US$ 25.0 million in 2008 compared to 2007.

	OPERATING COSTS
	For the Years Ended December 31, (US$ 000’s)
			Movement				Movement
	2009	2008	% Act(1)	% Lfl(2)	2008	2007	% Act(1)	% Lfl(2)
Broadcast:
Bulgaria	$5,853	$2,337	150.4%	148.4%	$2,337	$-	N/m	N/m
Croatia	12,203	11,903	2.5%	10.2%	11,903	9,727	22.4%	12.2%
Czech Republic	36,093	36,496	(1.1)%	10.6%	36,496	28,707	27.1%	7.1%
Romania	22,309	30,478	(26.8)%	(11.2)%	30,478	22,727	34.1%	41.7%
Slovak Republic	18,459	18,566	(0.6)%	5.0%	18,566	20,140	(7.8)%	(20.7)%
Slovenia	10,511	13,504	(22.2)%	(17.8)%	13,504	12,255	10.2%	2.8%
Total Broadcast	$105,428	$113,284	(6.9)%	3.8%	$113,284	$93,556	21.1%	10.3%
New Media	$8,414	$6,262	34.4%	17.7%	$6,262	$1,681	272.5%	123.4%
Media Pro Entertainment	$2,733	$2,462	11.0%	27.4%	$2,462	$1,776	38.6%	35.2%
Total Operating Costs	$116,575	$122,008	(4.5)%	12.4%	$122,008	$97,013	25.8%	16.7%

(1) Actual (“%Act”) reflects the percentage change between two periods.
(2) Like for Like (“%Lfl”) or constant currency reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.

Cost of programming:  Programming costs (including production costs and amortization of programming rights) decreased by US$ 5.9 million or 1.7% between 2008 and 2009 and increased by 10.3% on a constant currency basis, reflecting price inflation and investment in new channels including DOMA and MTV Czech.  Programming costs increased by US$ 94.4 million or 37.3% between 2007 and 2008, reflecting price inflation.

	COST OF PROGRAMMING
	For the Years Ended December 31, (US$ 000’s)
			Movement				Movement
	2009	2008	% Act(1)	% Lfl(2)	2008	2007	% Act(1)	% Lfl(2)
Broadcast:
Bulgaria	$35,218	$6,608	433.0%	428.6%	$6,608	$-	N/m	N/m
Croatia	30,779	38,295	(19.6)%	(13.6)%	38,295	32,558	17.6%	7.6%
Czech Republic	92,540	101,460	(8.8)%	2.0%	101,460	71,308	42.3%	19.5%
Romania	84,456	115,586	(26.9)%	(11.4)%	115,586	86,117	34.2%	41.5%
Slovak Republic	61,028	51,665	18.1%	24.8%	51,665	37,825	36.6%	17.2%
Slovenia	32,319	31,491	2.6%	8.4%	31,491	25,440	23.8%	15.3%
Total Broadcast	$336,340	$345,105	(2.5)%	9.6%	$345,105	$253,248	36.3%	26.2%
New Media	$7,765	$7,398	5.0%	17.7%	$7,398	$3,682	100.9%	123.4%
Media Pro Entertainment	$93,964	$84,341	11.4%	23.3%	$84,341	$61,310	37.6%	(22.8)%
Eliminations	$(96,868)	$(89,696)	8.0%	20.5%	$(89,696)	$(65,469)	37.0%	23.3%
Total Cost of Programming	$341,201	$347,148	(1.7)%	10.3%	$347,148	$252,771	37.3%	28.2%

(1) Actual (“%Act”) reflects the percentage change between two periods.
(2) Like for Like (“%Lfl”) or constant currency reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.

Depreciation of property, plant and equipment:  Depreciation of property, plant and equipment increased by US$ 3.0 million, or 6.2% in 2009, compared to 2008, primarily due to movements in foreign exchange rates; on a constant currency basis, depreciation increased 14.9%, reflecting recent investments in production equipment assets across all of our Broadcast operations, particularly in Bulgaria and Romania.

Depreciation of property, plant and equipment increased by US$ 18.9 million in 2008 compared to 2007 primarily due to depreciation of newly acquired production assets across each of our Broadcast operations, particularly in the Czech Republic and Romania.

Amortization of broadcast licenses and other intangibles:  Amortization of broadcast licenses and other intangibles decreased by US$ 13.9 million, or 41.2% in 2009, compared to 2008, of which 5.7% reflects the impact of movements in foreign exchange rates. This decrease was primarily due to a reduction in amortization in our Broadcast operations following the extension of the expiration date of TV NOVA (Czech Republic)’s terrestrial broadcast license to January 2025.

Amortization of broadcast licenses and other intangibles increased by US$ 9.2 million in 2008 compared to 2007 primarily as a result of the amortization of broadcast licenses and other intangible assets acquired in the 2008 purchases of Pro.BG in Bulgaria, as well as the impact of charging a full year of amortization relating to the 2007 acquisitions of non-controlling interests in our Broadcast operations in Romania and the Slovak Republic.

IV (c) Selling, General and Administrative Expenses for the years ending December 31, 2009, 2008 and 2007

	SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
	For the Years Ended December 31, (US$ 000’s)
			Movement				Movement
	2009	2008	% Act(1)	% Lfl(2)	2008	2007	% Act(1)	% Lfl(2)
Broadcast:
Bulgaria	$6,917	$2,499	176.8%	174.5%	$2,499	$-	N/m	N/m
Croatia	4,928	7,388	(33.3)%	(28.3)%	7,388	8,430	(12.4)%	(19.7)%
Czech Republic	18,588	24,414	(23.9)%	(14.8)%	24,414	22,249	9.7%	(7.6)%
Romania	14,944	14,683	1.8%	23.4%	14,683	12,547	17.0%	23.7%
Slovak Republic	12,027	10,684	12.6%	18.9%	10,684	10,237	4.4%	(10.3)%
Slovenia	4,975	6,348	(21.6)%	(17.2)%	6,348	5,629	12.8%	5.2%
Divisional operating costs	2,410	-	N/m	N/m	-	-	N/m	N/m
Total Broadcast	$64,789	$66,016	(1.9)%	9.0%	$66,016	$59,092	11.7%	0.9%
New Media	$2,407	$2,821	(14.7)%	(22.6)%	$2,821	$1,613	74.9%	95.6%
Media Pro Entertainment	$3,448	$2,893	19.2%	32.6%	$2,893	$2,383	21.4%	16.3%
Central	39,143	48,787	(19.8)%	(33.0)%	48,787	54,531	(10.5)%	(10.5)%
Total Selling, General and Administrative Expenses	$109,787	$120,517	(8.9)%	(11.1)%	$120,517	$117,619	2.5%	(2.7)%

(1) Actual (“%Act”) reflects the percentage change between two periods.
(2) Like for Like (“%Lfl”) or constant currency reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.

Selling, general and administrative expenses decreased by US$ 10.7 million in 2009 compared to 2008, primarily due to a reduction in bonuses related to performance and lower marketing and selling costs. Selling, general and administrative expenses increased by US$ 2.9 million in 2008 compared to 2007.

Central costs decreased by US$ 9.6 million, or 19.8% in 2009, compared to 2008 as the benefits of our ongoing cost reduction measures were seen in all cost categories.  These efficiency gains were partially offset by redundancy costs of US$ 1.6 million and costs of approximately US$ 4.9 million in connection with our acquisition of Media Pro Entertainment and the negotiation of our acquisition of the bTV group in Bulgaria, which prior to January 1, 2009 would have been capitalized as part of our investment (see Item 8, Note 3, “Acquisitions and Disposals”).

Central costs for 2009 are stated net of other income of US$ 3.4 million arising on the assignment of our Lehman Brothers bankruptcy claim (see Item 8, Note 20, “Commitments and Contingencies: Lehman Brothers Bankruptcy Claim”).

Central costs include a charge of US$ 6.2 million (2008: US$ 6.1 million; 2007: US$ 5.7 million) in respect of non-cash stock-based compensation. The charge for non-cash stock-based compensation in 2009 and 2008 reflects amortization of progressively higher value stock options issued in 2007 and 2008 (see Item 8, Note 16, “Stock-Based Compensation”).

Central costs for 2008 decreased by US$ 5.7 million, or 10.5%, compared to 2007.  A charge of US$ 12.5 million was recorded in 2007 in respect of the estimated cost of settling our Croatia litigation; excluding this charge, central costs (excluding non-cash stock-based compensation) increased by US$ 6.4 million, reflecting:

•
an increase in travel costs primarily related to the use of a chartered aircraft, and salary and travel costs following the establishment of a centralized planning and development function to manage our initiatives to improve operational efficiencies;

•	a further increase in staff-related costs as a result of redundancy payments following headcount reductions in the fourth quarter; and

•	an increase in business development expenses incurred in evaluating potential investments.

IV (d) Impairment charge for the years ending December 31, 2009, 2008 and 2007

	For the Years Ended December 31, (US$ 000’s)
	2009	2008	2007
Bulgaria (continuing operations)	$81,843	$64,891	$-
Ukraine (discontinued operations)	-	271,861	-
Total	$81,843	$336,752	$-

We revised our estimates of future cash flows in our Pro.BG operations in Bulgaria in the first quarter of 2009 to reflect revised expectations of a heavier contraction in the advertising market in 2009 and a more prolonged downturn. In addition, Bulgaria has been heavily impacted by the global economic crisis, which was reflected in the returns expected by investors to reflect the increased actual and perceived risk of investing in Bulgaria continuing to be higher than their historical norms. We concluded that long-lived assets in the Pro.BG asset group were no longer recoverable and recorded a charge to write them down to their fair value of US$ nil (see Item 8, Note 4, “Goodwill and Intangible Assets”).

In 2008, our stock price had fallen substantially due to the global economic crisis, and as a result, we reviewed our future cash flow forecasts for our operations. In connection with our annual impairment test for our goodwill, indefinite-lived intangible assets and long-lived assets’ carrying values, we recognized total impairment charges with respect to our Ukraine and Bulgaria operations in 2008.  The impairment charge in respect of Ukraine has been recorded within discontinued operations.

There were no impairment charges in 2007.

IV (e) Operating (loss) / income for the years ending December 31, 2009, 2008 and 2007

	For the Years Ended December 31, (US$ 000’s)
		Movement			Movement
	2009	2008	% Act(1)	2008	2007	% Act(1)
Operating (loss) / income	$(38,971)	$183,466	(121.2)%	$183,466	$190,230	(3.6)%

(1) Actual (“%Act”) reflects the percentage change between two periods.
(2) Like for Like (“%Lfl”) or constant currency reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.

Operating loss decreased by US$ 222.4 million in 2009 compared to 2008 due to the global economic crisis and the effect on the television advertising spend in our markets.  Operating margin was (5.7)%, compared to 19.9% for 2008.

Due to the impairment charge recorded in 2008 (see Item 8, Note 4, “Goodwill and Intangible Assets”), we recognized operating income of US$ 183.5 million in 2008 compared to operating income of US$ 190.2 million in 2007, a decrease of US$ 6.8 million; excluding the impact of the impairment losses, operating income increased by US$ 58.1 million.  Operating margin was 19.9% in 2008 compared to 26.7% in 2007.

IV (f) Other income (expense) items for the years ending December 31, 2009, 2008 and 2007

	For the Years Ended December 31, (US$ 000’s)
	2009	2008	% Act(1)	2008	2007	% Act(1)
Interest income	$2,876	$9,650	(70.2)%	$9,650	$5,401	78.7%
Interest expense	(115,771)	(82,387)	40.5%	(82,387)	(54,850)	(50.2)%
Foreign currency exchange loss, net	82,920	(35,570)	Nm(2)	(35,570)	(34,411)	3.4%
Change in fair value of derivatives	1,315	6,360	(79.3)%	6,360	(3,703)	271.8%
Other income	1,385	2,631	(47.4)%	2,631	9,787	(73.1)%
Provision for income taxes	(4,737)	(42,208)	88.8%	(42,208)	(16,341)	158.3%
Discontinued operations, net of tax	(36,824)	(309,421)	88.1%	(309,421)	9,612	Nm(2)
Noncontrolling interest in loss / (income) of consolidated subsidiaries	10,650	(2,067)	Nm(2)	(2,067)	(17,107)	(87.9)%
Currency translation adjustment, net	(106,604)	(88,609)	(20.3)%	(88,609)	158,825	(155.8)%
Obligation to purchase shares	$-	$488	Nm(2)	$488	$(488)	Nm(2)

(1) Actual (“%Act”) reflects the percentage change between two periods.
(2) Number is not meaningful.

Interest income decreased by US$ 6.8 million in 2009 compared to 2008 primarily as a result of the reduction in interest rates.

Interest income increased by US$ 4.2 million in 2008 compared to 2007 primarily as a result of our maintaining higher average cash balances during 2008.

Interest expense increased by US$ 33.4 million in 2009 compared to 2008.  The increase is related to interest and amortization of the related debt issuance discount on our Convertible Notes issued on March 10, 2008 as well as movements in foreign exchange rates, an increase in our average borrowings, albeit at lower interest rates, and a loss of US$ 14.5 million of which US$ 5.1 million relates to accelerated amortization costs on the extinguishment of our EBRD Loan and the repayment of the 2005 Fixed Rate Notes.

Interest expense increased by US$ 27.5 million in 2008 compared to 2007 primarily as a result of interest paid and amortization of the related debt issuance discount on our Convertible Notes issued in March 2008.

Foreign currency loss, net:  During 2009, we recognized a net gain of US$ 82.9 million comprising: transaction gains of US$ 116.7 million on the revaluation of intercompany loans; transaction losses of approximately US$ 17.0 million on the Senior Notes and the 2005 Fixed Rate Notes before they were redeemed and US$ 22.4 million on the EBRD Loan due to the strengthening of the Euro between December 31, 2008 and the date of repayment; and transaction gains of US$ 5.6 million relating to the revaluation of monetary assets and liabilities denominated in currencies other than the local functional currency of the relevant subsidiary.

In 2008, we recognized a net loss of US$ 35.6 million comprising: transaction losses of US$ 37.9 million relating to the revaluation of monetary assets and liabilities denominated in currencies other than the local functional currency of the relevant subsidiary; a transaction gain of approximately US$ 31.8 million on the Senior Notes due to the strengthening of the dollar against the Euro between December 31, 2007 and December 31, 2008; and US$ 29.5 million of transaction losses relating to the revaluation of intercompany loans.

In 2007, we recognized a net loss of US$ 34.4 million primarily as a result of the strengthening of the Euro against the dollar over that period.  We incurred a transaction loss of approximately US$ 59.6 million on the Senior Notes and the 2005 Fixed Rate Notes before they were redeemed due to the strengthening of the Euro against the dollar, which was partly offset by gains on the revaluation of monetary assets and liabilities and intercompany loans of US$ 25.2 million.

Since February 19, 2009, any gain or loss arising on the revaluation of an intercompany loan to our Czech Republic operations has been recognized in the income statement as the loan is no longer considered to be long term in nature.  We recognized a loss of US$ 95.1 million within currency translation adjustment on the revaluation of such loan in the period from January 1, 2009 to February 19, 2009 compared to a loss of US$ 38.7 million in the year ended December 31, 2008 and a gain of US$ 79.2 million in the year ended December 31, 2007.

Change in fair value of derivatives: In 2009 we recognized a gain of US$ 1.3 million as a result of the change in the fair value of the currency swaps entered into on April 27, 2006 (see Item 8, Note 13, “Financial Instruments and Fair Value Measurements”) compared to income of US$ 6.4 million in 2008 and losses of US$ 3.7 million in 2007.

Other income: We recognized other income of US$ 1.4 million in 2009, US$ 2.6 million in 2008, and US$ 9.8 million in 2007 which largely relates to the unwinding of onerous contract liabilities and the release of provisions against certain historic tax contingencies within our Romania operations.

Provision for income taxes: We recognized a tax provision of US$ 4.7 million in 2009 compared to provisions of US$ 42.2 million and US$ 16.3 million in 2008 and 2007, respectively.  The reduction in our provision for income taxes reflects our reduced profitability.  Our stations pay income taxes at rates ranging from 10% in Bulgaria to 20% in Slovenia.

In 2007 the tax charge benefited from a deferred tax credit of US$ 9.1 million arising from the enactment of lower tax rates for future years in the Czech Republic.

For further information on taxes see Item 8, Note 14, “Income Taxes”.

Discontinued operations, net:  On April 7, 2010 we completed the sale of 100.0% of our operations in Ukraine pursuant to an agreement entered into on January 20, 2010 with Igor Kolomoisky, a CME Ltd. shareholder and member of our Board of Directors. The results of the Ukraine operations have therefore been treated as discontinued operations for each period presented. The total gross proceeds of US$ 308.0 million resulted in a net gain of US$ 217.6 million. See Item 8, Note 3, “Acquisitions and Disposals” and Note 19, “Discontinued Operations” for additional information.

Noncontrolling interest in income of consolidated subsidiaries:  We adopted FAS 160 (ASC 810) from January 1, 2009 and recognized noncontrolling interest in the loss of consolidated subsidiaries of US$ 10.7 million in 2009 compared to an interest in the income of US$ 2.1 million in 2008 and US$ 17.1 million in 2007.  The results in 2009 reflected the losses of our Bulgaria operations which we acquired on August 1, 2008. The results in 2008 reflect the results of the purchase of Pro.BG in Bulgaria and the results in 2007 reflect our increased stakes in our broadcast operations in Romania and Slovak Republic.

Currency translation adjustment, net:  The underlying equity value of our investments (which are denominated in the functional currency of the relevant operation) are converted into dollars at each balance sheet date, with any change in value of the underlying assets and liabilities being recorded as a currency translation adjustment on the balance sheet.

In 2009, we recognized a loss of US$ 106.6 million on the revaluation of our net investments in subsidiaries compared to a loss of US$ 88.6 million for 2008 and a gain of US$ 158.8 million for 2007.

The dollar depreciated against the functional currencies of most of our operations during 2009 with the exception of New Romanian Lei and Ukraine Hryvna, particularly during the first quarter of 2009. The dollar appreciated against the functional currencies of all of our operations during 2008 whereas it had generally experienced a decline in value against most of our operating currencies in 2007. The net loss on translation for 2009 included a loss of US$ 95.1 million on the revaluation of an intercompany loan to our Czech Republic operations that was previously considered to be long term in nature.  This compares to a loss of US$ 38.7 million for 2008 and a gain of US$ 79.2 million for 2007.  Since February 19, 2009, any exchange difference arising on the revaluation of this intercompany loan has been recognized in the income statement as this loan was no longer considered to be long term in nature.

The following table illustrates the amount by which the exchange rate between the dollar and the functional currencies of our operations moved between January 1 and December 31 in 2009, 2008 and 2007, respectively:

	For the years ended December 31,
	2009	2008	2007

Bulgarian Lev (1)	(3)%	-%	-%
Croatian Kuna	(2)%	5%	(11)%
Czech Koruna	(5)%	7%	(13)%
Euro	(3)%	6%	(11)%
New Romanian Lei	4%	15%	(4)%
Ukraine Hryvna (2)	5%	-%	-%

(1)  We acquired our Bulgaria operations on August 1, 2008.
(2) The functional currency of our Ukraine operations changed from the dollar to the Hryvna with effect from January 1, 2009.  We therefore do not show the movement of the dollar against the Hryvna for 2008 or 2007.

IV (h). Consolidated Balance Sheet as at December 31, 2009 compared to December 31, 2008

The principal components of our Consolidated Balance Sheet at December 31, 2009 compared to December 31, 2008 are summarized below:

(US$ 000’s)	December 31, 2009	December 31, 2008	Movement
Current assets	$881,461	$579,512	52.1%
Non-current assets	1,991,326	1,827,104	9.0%
Current liabilities	352,118	248,484	41.7%
Non-current liabilities	1,348,829	1,059,687	27.3%
CME Ltd. shareholders’ equity	$1,177,589	$1,095,258	7.5%
Noncontrolling interests in consolidated subsidiaries	(5,749)	3,187	(280.4)%

Current assets:  Current assets at December 31, 2009 increased US$ 301.9 million compared to December 31, 2008, primarily as a result of an increase of US$ 351.5 million in our cash and cash equivalents, as we drew our unutilized revolving credit facilities in the first quarter, received net proceeds of approximately $234.4 million from the issuance of equity to an affiliate of Time Warner and received net cash for general corporate purposes of EUR 45.7 million (approximately US$ 66.9 million) from the issuance of the 2009 Fixed Rate Notes after the redemption of the 2005 Fixed Rate Notes and the repayment of the EBRD Loan.

Non-current assets:  Non-current assets at December 31, 2009 increased US$ 164.2 million compared to December 31, 2008, primarily as a result of a higher level of investment in program rights across our Broadcast operations, increases in the dollar carrying value of CZK-denominated goodwill caused by the weakening of the dollar and recognition of US$ 46.0 million of goodwill at acquistion of Media Pro Entertainment, partially offset by an impairment charge of US$ 81.8 million relating to long-lived assets in our Pro.BG business in Bulgaria.

Current liabilities:  Current liabilities at December 31, 2009 increased by US$ 103.6 million compared to December 31, 2008 as a result of having drawn our unutilized revolving credit facilities in the Czech Republic and Slovenia.

Non-current liabilities:  Non-current liabilities at December 31, 2009 increased US$ 289.1 million compared to December 31, 2008, primarily as a result of additional borrowings after issuing our 2009 Fixed Rate Notes and repaying the EBRD Loan and our 2005 Fixed Rate Notes. The movement also reflects a US$ 19.5 million increase in the carrying value of our Convertible Notes as a result of the accretion of the debt issuance discount recognized under FSP APB 14-1 (ASC 470).

CME Ltd. Shareholders’ Equity:  CME Ltd Shareholders’ Equity at December 31, 2009 increased US$ 82.3 million compared to December 31, 2008, primarily as a result of the issuance of equity to an affiliate of Time Warner for net proceeds of US$ 234.4 million and the issuance of 2.2 million shares of our Class A common stock and warrants to purchase 850,000 shares of Class A common stock in connection with the acquisition of Media Pro Entertainment. We also recognized a reduction in Other Comprehensive Income of US$ 106.2 million, as a result of the impact of the strengthening in the dollar in total against our foreign currency denominated assets, a net loss of US$ 97.2 million for the year ended December 31, 2009, a reduction in equity of US$ 24.1 million in connection with our acquisition of noncontrolling interest and a stock-based compensation charge of US$ 6.2 million.

Noncontrolling interests in consolidated subsidiaries:  Noncontrolling interests in consolidated subsidiaries at December 31, 2009 decreased US$ 8.9 million compared to December 31, 2008 primarily due to losses of our Bulgaria operations offset by newly acquired noncontrolling interest of Media Pro Entertainment.

V.  Liquidity and Capital Resources

V (a) Summary of cash flows:

Cash and cash equivalents increased by US$ 351.5 million during the year ended December 31, 2009.  The change in cash and cash equivalents is summarized as follows:

(US$ 000’s)	For the Years Ended December 31,
	2009	2008	2007
Net cash generated from continuing operating activities	$7,190	$137,487	$107,607
Net cash used in continuing investing activities	(75,129)	(253,379)	(230,104)
Net cash received from continuing financing activities	475,027	444,386	135,530
Net cash used in discontinued operations - operating activities	(39,855)	(5,204)	(7,224)
Net cash used in discontinued operations – investing activities	(1,982)	(3,367)	(7,472)
Net cash used in discontinued operations - financing activities	(22,224)	(332,380)	-
Impact of exchange rate fluctuations on cash	8,504	(21,279)	(1,896)
Net increase / (decrease) in cash and cash equivalents	$351,531	$(33,736)	$(3,559)

Operating Activities

Cash generated from continuing operations decreased from US$ 137.5 million in 2008 to US$ 7.2 million in 2009, reflecting the cash needs of our Pro.BG business as well as the decline in profitability of our broadcast operations during the economic downturn.

Cash generated from continuing operations increased by US$ 29.9 million from 2007 to 2008 to US$ 137.5 million.  Our broadcast operations in the Czech Republic and Romania showed significant increases in cash generation following continued strong operational performance.

Investing Activities

Cash used in investing activities decreased from US$ 253.4 million in 2008 to US$ 75.1 million in 2009.  Our investing cash flows in 2009 primarily comprised of US$ 10.0 million paid in connection with our acquisition of Media Pro Entertainment (see Item 8, Note 3, “Acquisitions and Disposals”) and capital expenditure of US$ 48.0 million.

The cash flows used in investing activities of US$ 253.4 million in 2008 included the purchases of our investments in our Bulgaria operations and capital expenditures of US$ 75.8 million, largely in respect of the expansion of our broadcasting facilities and equipment in the Czech Republic, Romania and the Slovak Republic.

Our investing activities in 2007 of US$ 230.1 million consisted primarily of capital expenditure of US$ 77.3 million largely in respect of the expansion of our broadcasting facilities and equipment in the Czech Republic and Romania and the purchase of increased interests in our broadcast operations in the Slovak Republic and Romania.

Financing Activities

Net cash received from financing activities increased US$ 30.6 million from 2008 to US$ 475.0 million in 2009.  The amount of cash received in 2009 reflects:

•
the issuance of 14.5 million shares of Class A common stock and 4.5 million shares of Class B common stock to an affiliate of Time Warner for an aggregate offering price of US$ 234.4 million, net of fees paid; and

•	the drawdown of our revolving credit facilities to maximize liquidity and the issuance of EUR 440.0 million (net of fees) (approximately US$ 634.0 million, net of fees) of our 2009 Fixed Rate Notes,

offset by:

•	payments of approximately US$ 371.1 million to repurchase our EUR 245.0 million 2005 Fixed Rate Notes representing the redemption price and related fees; and

•	the repayment of EUR 127.5 million (approximately US$ 187.3 million at the date of repayment) outstanding on the EBRD Loan.

The amount of cash received in 2008 reflects the net proceeds of US$ 400.3 million from the issuance of Convertible Notes and purchase of the Capped Call Options (as defined below), US$ 37.4 million of proceeds from the EBRD Loan and US$ 22.7 million of drawings on the BMG cash pool.

Our financing cash flows in 2007 primarily comprised net proceeds of US$ 199.4 million from the issuance of the Floating Rate Notes and US$ 109.9 million from the issuance of 1,275,227 unregistered shares of Class A Common Stock to Igor Kolomoisky, partially offset by payment of EUR 127.5 million (approximately US$ 169.0 million at the date of payment) to redeem our floating rate notes due 2012.

Discontinued Operations

Our former Ukraine operations, which were sold on April 7, 2010, incurred operating cash outflows of US$ 40.0 million, US$ 5.0 million and US$ 7.2 million in 2009, 2008 and 2007, respectively.  In 2009, we paid taxes of US$ 1.0 million to the Dutch tax authorities pursuant to an agreement we entered into with them on February 9, 2004, compared to US$ 2.0 million in 2008 and US$ 2.2 million in 2007.

Net cash used in investing activities were US$ 2.0 million, US$ 3.4 million and US$ 7.5 million in 2009, 2008 and 2007, respectively, which primarily represents capital expenditure.

Net cash used in financing activities in 2009 primarily represents the US$ 22.0 million paid in connection with the KINO buyout in Ukraine. Net cash used in financing activities in 2008 primarily represents the US$ 332.4 million paid in connection with the acquisition of the remaining 40.0% noncontrolling interest in Studio 1+1 in Ukraine.

V (b) Sources and Uses of Cash

We believe that our current cash resources are sufficient to allow us to continue operating for at least the next 12 months and we do not anticipate requirements for additional cash in the near future, subject to the matters disclosed under “Contractual Obligations and Commitments” and “Cash Outlook” below.

Our ongoing source of cash at our operations is primarily the receipt of payments from advertisers and advertising agencies. This may be supplemented from time to time by local borrowing. Surplus cash after funding the ongoing operations may be remitted to us.  Surplus cash is remitted to us in the form of debt interest payments and capital repayments, dividends, and other distributions and loans from our subsidiaries.

Corporate law in the Central and Eastern European countries in which we operate stipulates generally that dividends may be declared by the partners or shareholders out of yearly profits subject to the maintenance of registered capital and required reserves, after the recovery of accumulated losses.

The reserve requirement restriction generally provides that before dividends may be distributed, a portion of annual net profits (typically 5%) be allocated to a reserve, which reserve is capped at a proportion of the registered capital of a company (ranging from 5% to 25%).  The restricted net assets of our consolidated subsidiaries and equity in earnings of investments accounted for under the equity method together are less than 25% of consolidated net assets.

V (c) Contractual Obligations and Commitments

Our future contractual obligations as of December 31, 2009 are as follows:

Contractual Obligations	Payments due by period (US$ 000’s)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt – principal	$1,444,284	$116,617	$217	$691,567	$635,883
Long-Term Debt – interest (1)	534,633	123,903	191,929	160,466	58,335
Capital Lease Obligations	6,801	1,465	2,324	930	2,082
Operating Leases	36,032	6,383	9,474	7,442	12,733
Unconditional Purchase Obligations	455,848	136,396	264,730	48,797	5,925
Other Long-Term Obligations	1,163	1,163	-	-	-
FIN 48 (ASC 740) obligations	851	27	824	-	-
Deferred consideration	1,614	1,614	-	-	-
Total Contractual Obligations	$2,481,226	$387,568	$469,498	$909,202	$714,958

(1) Interest obligations on variable rate debt are calculated using the rate applicable at the balance sheet date.

Long-Term Debt

For more information on our Long-Term Debt, see Item 8, Note 6, “Long-Term Debt and Other Financing Arrangements”.  Interest payable on our Long-Term Debt is calculated using interest rates and exchange rates as at December 31, 2009.

Operating Leases

For more information on our operating lease commitments see Item 8, Note 20, “Commitments and Contingencies”.

Unconditional Purchase Obligations

Unconditional purchase obligations largely comprise future programming commitments.  At December 31, 2009, we had commitments in respect of future programming of US$ 438.6 million (December 31, 2008: US$ 264.1 million).  This includes contracts signed with license periods starting after December 31, 2009.  For more information on our programming commitments. See Item 8, Note 20, “Commitments and Contingencies”.

V (d) Cash Outlook

Liquidity and Capital Resources

Our principal sources of liquidity are cash from operations, borrowings under our various debt facilities as well as cash proceeds from subscriptions for our equity from time to time. The level of cash our operations generate in each country is often strongly correlated to the macro economic performance of that country. While we strive to negotiate spending commitments with advertisers for long periods, typically one year, advertisers have reduced spending on advertising in 2009 because demand in the wider economy has been constrained. This has resulted in us having historically low levels of committed spending and less visibility of future cash flows.

Since 2005, our broadcast operations in the Czech Republic, the Slovak Republic, Slovenia and Romania have generated positive cash flows sufficient, in conjunction with new equity and debt, to fund our operations, the launch of new channels, the acquisition of non-controlling interests in our existing channels and expansion into new territories. During the difficult economic conditions that we have experienced since the beginning of 2009, cash flows from those operations have in the aggregate remained positive although they have declined.  Nonetheless, we expect that the cash generated from operations combined with our current cash and available facilities will be sufficient to meet all financial obligations of the group for the next twelve months.

During 2009, we have focused on ensuring we have a sufficiently strong liquidity position to enable us to meet all our obligations, withstand any further reductions in operating cash flows that may be caused by any further declines in macro economic conditions and ensure we are well placed to take advantage of economic recovery when it comes.  These steps have included targeted reductions to our operating cost base through headcount reductions and widespread cost optimization programs, the deferral of capital expenditure and the rescheduling of expansion plans. In addition to conserving cash, we have also taken several steps to improve our liquidity position. These steps have focused both on limiting the amount of cash spent on expanding our operations and increasing our cash resources, both through additional debt facilities and the issuance of equity.

Removing the need to support our Unrestricted Subsidiaries

Our Unrestricted Subsidiaries currently require substantial cash support from our Restricted Subsidiaries. These operations are not the market leaders in their respective countries and must incur a disproportionate level of costs in order to build market share in very competitive environments. Throughout 2009 we have been actively seeking solutions to reduce this need for cash support.

In the Ukraine, on January 20, 2010 we entered into an agreement with Igor Kolomoisky to sell 100.0% of our Ukraine operations for US$ 300.0 million plus the reimbursement of cash operating costs incurred between signing and closing. Pursuant to the agreement, we received an initial instalment of US$ 30.0 million on February 1, 2010 and we completed the sale of our former Ukraine operations in April 2010 for total gross proceeds of US$ 308.0 million. See Item 8, Note 19, “Discontinued Operations”.

In Bulgaria, on February 18, 2010 we entered into an agreement to purchase 100.0% of the bTV group for an aggregate purchase price of US$ 400.0 million on a cash-free and debt-free basis, subject to a working capital adjustment. The acquisition of the bTV group both provides a source of cash generation for us and enables us to take advantage of the synergies of combining it with our existing broadcasting operations to create a leading multi-channel broadcasting platform. The acquisition of the bTV group will be paid for in cash. Closing will occur in April 2010.

We currently estimate that the disposal of our Ukraine operations, the acquisition of the bTV group and the restructuring of PRO.BG and RING.BG will improve our cash flows significantly.

Improving our liquidity position and extending the maturity of our debt

As of December 31, 2009, we had US$ 482.0 million in available unrestricted cash and undrawn credit facilities (including uncommitted overdraft facilities), gross debt of US$ 1,458.8 million (being the aggregate outstanding principal amount of our debt) and net debt of US$ 1,000.3 million.

During 2009 we successfully issued EUR 440.0 million (approximately US$ 633.9 million) of fixed rate senior notes in two tranches as described below and used the majority of the proceeds to repay existing debt in an aggregate principal amount of EUR 372.5 million (approximately US$ 536.6 million). We received net cash proceeds of EUR 45.7 million (approximately US$ 66.9 million at the date of the transaction) from the offerings, which we will use for general corporate purposes.

More specifically, on September 17, 2009, we issued EUR 200.0 million (approximately US$ 288.1 million) of 11.625% senior notes due 2016 at an issue price of 98.261%, and on September 29, 2009 we issued an additional tranche of EUR 240.0 million (approximately US$ 345.7 million) of senior fixed rate notes due 2016 at an issue price of  102.75%. The 2009 Fixed Rate Notes mature on September 15, 2016.

On September 21, 2009 we repurchased a portion of our 2005 Fixed Rate Notes totaling EUR 63.2 million (approximately US$ 91.0 million) in aggregate principal amount pursuant to a tender offer. On October 29, 2009 we redeemed the remaining EUR 181.8 million (approximately US$ 261.9 million) aggregate principal amount of 2005 Fixed Rate Notes outstanding. The 2005 Fixed Rate Notes had a maturity date of May 15, 2012. In connection with such redemption, the 2005 Indenture was discharged on September 29, 2009.

On September 17, 2009, we repaid the aggregate principal amount of EUR 127.5 million (approximately US$ 187.3 million at the date of repayment) outstanding under the EBRD Loan and simultaneously terminated the EBRD Loan. In connection with extinguishing these facilities, we incurred repayment charges and other costs of US$ 0.6 million. We also wrote off all remaining capitalized issuance costs and these charges were recognized as a loss on extinguishment within interest expense.

Although the interest costs associated with the 2009 Fixed Rate Notes are substantially higher than the 2005 Fixed Rate Notes and the EBRD Loan, the benefit of replacing our 2005 Fixed Rate Notes and the EBRD loan with the 2009 Fixed Rate Notes, and also in replacing our existing facilities in the Czech Republic, is twofold. First, the scheduled final maturity of a large portion of our outstanding debt has been extended from 2011 or 2012 to 2016 in the case of the Senior Notes and from 2010 to 2012 or possibly 2013 in the case of the Czech facilities. As of December 31, 2009, the principal amount of our Senior Notes and Convertible Notes together represented 91% of the total principal amount of our total debt outstanding and none of this debt matures before March 2013. Our current debt repayment obligations include CZK 420.0 million (approximately US$ 22.9 million) and EUR 22.5 million (approximately US$ 32.4 million) in 2010, CZK 840 million (approximately US$ 45.7 million) and RON 0.6 million (approximately US$ 0.2 million) in 2011 and CZK 1,540 million (approximately US$ 83.8 million) in 2012.

We do not have maintenance covenants in any of our senior holding company debt, which means that there is no event of default if we fail to meet a minimum level of OIBDA, leverage or any other OIBDA-related ratio. The 2009 Indenture and the 2007 Indenture contain a covenant which restricts the incurrence of additional debt if our Coverage Ratio is less than 2.0 times, or if the raising of new debt would cause us to fall below this ratio. As of December 31, 2009 our Coverage Ratio was 1.4 times. Notwithstanding this restriction, we are able to incur debt at either the Restricted Subsidiary or holding company level, of up to EUR 250.0 million (approximately US$ 360.2 million) pursuant to “baskets” set out in the 2009 Indenture and the 2007 Indenture. At December 31, 2009, our local facilities in the Czech Republic, Slovenia and Romania accounted for US$ 119.2 million of this amount. Following the draw-down of the Erste Facility and repayment of our CS facility in the Czech Republic , our borrowing under these baskets will be approximately EUR 133.8 million (approximately US$ 192.8 million). The covenants contained in the Erste Facility are not significantly more onerous than those contained in the facilities that it will replace.

On February 9, 2010, we entered into an interest rate swap agreement with Unicredit and CS until 2013 to convert CZK 1.5 billion of the Erste Facility from a floating rate of 3 month PRIBOR (plus margin) to a fixed interest rate of 2.730% per annum (plus margin). The notional amounts swapped decline in line with the planned amortisation of the loan and extension option. This reduces the risk of interest rate volatility affecting our future cashflows, but incurs an additional expense whilst 3 month PRIBOR remains below 2.73% (1.53% at Feb 16, 2010 based on Czech National Bank website data). Forecasts for 3 month PRIBOR over the next 3 years range up to 4%, with a forecast from the Czech National bank of 2.5% for 2011.

Increasing our financing flexibility

For the purposes of the 2009 Indenture and the 2007 Indenture, the calculation of the Coverage Ratio includes only entities that are “Restricted Subsidiaries.” Subsidiaries may be designated as “Unrestricted Subsidiaries” and excluded from the calculation of Coverage Ratio. Prior to the quarter ended June 30, 2009, all of our operations were Restricted Subsidiaries. During the quarter ended June 30, 2009, our Board of Directors designated those subsidiaries that comprise our Pro.BG operations in Bulgaria and our former operations in Ukraine as Unrestricted Subsidiaries. This change in designation was immediately beneficial to us because it resulted in the exclusion of the negative OIBDA of those operations for the purposes of determining our capacity to incur indebtedness under our Senior Notes. Similarly, as the cash flows of our operations recover, our ability to raise additional debt finance should improve commensurately, unimpeded by any continuing negative results in our Unrestricted Subsidiaries. In addition, Unrestricted Subsidiaries may be financed in several ways, including by contributing them into minority interest joint ventures, swapping for minority stakes in other ventures or other arrangements.

Under the covenants in the 2009 Indenture and the 2007 Indenture, our Restricted Subsidiaries are restricted from making payments or investments in total of more than EUR 80.0 million (approximately US$ 115.2 million)  to our Unrestricted Subsidiaries or to any other operations if our Coverage Ratio is below 2.0 times. We have  made US$ 34.7 million of such payments since we issued our Floating Rate Notes in 2007 and as of December 31, 2009 have capacity for approximately US$ 80.5 million of additional payments to or investments in the Unrestricted Subsidiaries in the event our Coverage Ratio continues to be below 2.0 times. We also designated a wholly owned subsidiary holding company (the “Development Financing Holding Company”) as an Unrestricted Subsidiary at the time we designated our Pro.BG operations in Bulgaria and our former operations in Ukraine as Unrestricted Subsidiaries. The only asset of this entity at December 31, 2009 was US$ 189.5 million in cash. At the time of the designation, we estimated that this amount would be sufficient to fund our Pro.BG operations in Bulgaria and our former operations in Ukraine to a break-even cash position. There is no requirement to maintain a minimum cash balance in this company and the full US$ 189.5 million of cash remains available to us at any time. However, if some or all of the US$ 189.5 million of initial funding is returned to the Restricted Subsidiaries, unless our Coverage Ratio is above 2.0 times, the total additional cash that we are permitted to transfer to the Restricted Subsidiaries Operations is limited to EUR 80.0 million (approximately US$ 115.2 million).

Following the sale of our Ukraine operations to Mr Kolomoisky we retained ownership of the Development Financing Holding Company and the full US$ 189.5 million cash it held at December 31, 2009. Since only our existing Bulgaria operations will remain as Unrestricted Subsidiaries, and the funding needs of these operations will reduce substantially, we expect that the cash balance remaining in the Development Financing Holding Company will be more than required by the Unrestricted Subsidiaries. Upon the completion of the disposal of our Ukraine operations we are able to return a large proportion of the cash in the Development Financing Holding Company to a Restricted Subsidiary.

Attracting equity investments

On May 18, 2009, we issued 14.5 million shares of Class A common stock at a price of $12.00 per share and 4.5 million shares of Class B common stock at a price of $15.00 per share to an affiliate of Time Warner, in exchange for aggregate cash consideration, net of fees paid, of US$ 234.4 million.

Credit ratings and future debt issuances

The availability of additional liquidity is dependent upon the overall status of the debt and equity capital markets as well as on our continued financial performance, operating performance and credit ratings. We are currently able to raise limited additional debt and we believe that we can still access the debt capital markets in order to refinance any combination of our existing debt.

S&P and Moody’s have both rated our outstanding debt instruments and our corporate credit as follows as of December 31, 2009:

	Senior and Convertible Notes	Corporate	Outlook
S&P	B-	B-	negative
Moody’s		B2	negative

S&P downgraded both of its ratings from BB- to B+ on May 28, 2009 and from B+ to B (with a negative outlook) on August 4, 2009, which they subsequently confirmed on September 29, 2009. S&P further downgraded the rating to B- (with a negative outlook) on November 11, 2009. Moody’s downgraded both of its ratings from Ba2 to Ba3 (with a negative outlook) on March 2, 2009 and from Ba3 to B2 (with a negative outlook) on August 19, 2009.

Credit rating agencies now monitor companies much more closely and have made liquidity, and the key ratios associated with it, a particular priority. One of the key indicators used by the ratings agencies in assigning credit ratings to us is our gross leverage ratio, which was 18.1 times at December 31, 2009 and is calculated as our gross debt divided by our trailing twelve-month OIBDA (excluding stock based compensation) as defined by the ratings agencies. As of December 31, 2009, our total gross debt of US$ 1,458.8 million was the sum of our credit facilities and obligations under capital leases as disclosed in our financial statements and the liability under our swap agreements. Our trailing twelve-month OIBDA (excluding stock based compensation) was US$ 127.4 million. We expect that the acquisition of the bTV group and the sale of our Ukraine operations will improve substantially this ratio.

The ratio of Net Debt/OIBDA is 11.5. This ratio will improve significantly after the sale of our Ukraine operations and the acquisition of the bTV group.

We expect our rating to be maintained. Ratings agencies have indicated that retention of these ratings is dependent on maintaining an adequate liquidity profile including at least $100.0 million of cash in our Restricted Group. We are operating our business with the intention of staying within this liquidity parameter. If we successfully complete the acquisition of the bTV group but do not complete the sale of the Ukraine operations it is likely that our rating will be downgraded.

A downgrade will not result in us being required to repay any of our outstanding debt earlier than the current maturity, nor will it result in any variation of the current interest terms or prevent us from accessing our current undrawn debt facilities or overdrafts. A downgrade, would, however result in our having to pay higher interest rates on any future financing and may make it more difficult for us to raise additional debt.  We do not have any credit facilities or other financial instruments which would require early termination, the posting of collateral, or any other financial penalties, solely in the event of our credit rating being downgraded. We will work closely with rating agencies to demonstrate our improved credit profile, especially following the transactions described above.

Credit risk of financial counterparties

We have entered into a number of significant contracts with financial counterparties as follows:

Cross Currency Swap

On April 27, 2006, we entered into cross currency swap agreements with JP Morgan Chase Bank, N.A. and Morgan Stanley Capital Services Inc. (see Item 8, Note 12, “Financial Instruments and Fair Value Measurements”) under which we periodically exchange Czech koruna for Euro with the intention of reducing our exposure to movements in foreign exchange rates. We do not consider that there is any risk to our liquidity if either of our counterparties were unable to meet their respective rights under the swap agreements because we would be able to convert the CZK we receive from our subsidiary into Euros at the prevailing exchange rate rather than the rate included in the swap.

Capped Call Options

On September 15, 2008, Lehman Brothers Holdings Inc, (“Lehman Holdings”, and collectively with Lehman Brothers OTC Derivatives Inc., “Lehman Brothers”), filed for protection under Chapter 11 of the United States Bankruptcy Code. The bankruptcy filing of Lehman Holding, as guarantor, was an event of default that gave us the right to early termination of capped call options we had purchased from Lehman Brothers (the “Lehman Brothers Capped Call Options”) to increase the effective conversion price of our Convertible Notes. We exercised this right and have claimed an amount of US$ 19.9 million. We have subsequently assigned our claim to an unrelated third party for cash consideration of US$ 3.4 million.

We had purchased similar capped call options from BNP Paribas (“BNP”) and Deutsche Bank Securities Inc (“DB”), together with the Lehman Brothers Capped Call Options, the “Capped Call Options”, however we consider the likelihood of similar loss on the BNP or DB capped calls to be significantly less following the coordinated response of Europe’s central banks to the global liquidity crisis and the pivotal positions that each of these banks occupies in its respective country. In the event of any similar default, there would be no impact on our current liquidity since the purchase price of the options has already been paid and we have no further obligation under the terms of the capped calls to deliver cash or other assets to the counterparties.  Any default would increase the dilutive effect to our existing shareholders resulting from the issuance of shares of Class A common stock upon any conversion of the Convertible Notes.

Cash Deposits

We deposit cash in the global money markets with a range of bank counterparties and review the counterparties we choose weekly.  The maximum period of deposit is three months but we have more recently held amounts on deposit for shorter periods, from overnight to one month. The credit rating of a bank is a critical factor in determining the size of cash deposits and we will only deposit cash with banks of an investment grade of A or A2 or higher. In addition we also closely monitor the credit default swap spreads and other market information for each of the banks with which we consider depositing or have deposited funds.

V (e) Off-Balance Sheet Arrangements

None.

Vl.  Critical Accounting Policies and Estimates

Our accounting policies affecting our financial condition and results of operations are more fully described in Note 2 to our consolidated financial statements that are included in Item 8.  The preparation of these financial statements requires us to make judgments in selecting appropriate assumptions for calculating financial estimates, which inherently contain some degree of uncertainty.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable. Using these estimates we make judgments about the carrying values of assets and liabilities and the reported amounts of revenues and expenses that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Program Rights

Program rights consist of programming acquired from third parties and programming (film and television) produced locally and form an important component of our station broadcasting schedules.  Program rights and the related liabilities are recorded at their gross value when the license period begins and the programs are available for use.  Program rights are amortized on a systematic basis over their expected useful lives.  Both films and series are amortized as shown with the amortization charged in respect of each airing calculated in accordance with a schedule that reflects our estimate of the relative economic value of each run.  For program rights acquired under a standard two-run license, we generally amortize 65% after the first run and 35% after the second run and for those with a three-run license, we amortize 60% on the first run, 30% on the second run and 10% on the third run.  The program library is evaluated at least quarterly to determine if expected revenues are sufficient to cover the unamortized portion of each program.  To the extent that the revenues we expect to earn from broadcasting a program are lower than the book value, the program rights are written down to their net realizable value by way of recording an additional amortization charge.  Accordingly, our estimates of future advertising and other revenues, and our future broadcasting schedules have a significant impact on the value of our program rights on the Consolidated Balance Sheet and the annual programming amortization charge recorded in the Consolidated Statement of Operations.

Recognition of goodwill and intangible assets

In accordance with FASB Statement No. 141(R), “Business Combinations,” (ASC 805) we allocate the purchase price of our acquisitions to the tangible assets, liabilities and identifiable intangible assets acquired based on their estimated fair values, with the excess purchase price over those fair values being recorded as goodwill.

The fair value assigned to identifiable intangible assets acquired is supported by valuations that involve the use of a large number of estimates and assumptions provided by management.  If we make different estimates and assumptions, the valuations of identifiable intangible assets change, and the amount of purchase price attributable to these assets also changes, leading to corresponding change in the value of goodwill.

The assumptions and estimates that we have applied vary according to the date, location and type of assets acquired for each of our acquisitions.  For example, some of the assumptions and estimates that we have used in determining the value of acquired broadcast licenses are as follows:  methodology applied in valuation, discount rate (being the weighted average cost of capital and applicable risk factor), useful life of license (definite or indefinite) and probability of renewal, audience share growth and advertising market share, power ratio and growth, revenue growth for the forecast period and then in perpetuity, operating margin growth, future capital expenditure and working capital requirements, future cost saving as a result of the switch from an analog to a digital environment, inflation and workforce cost, among others.

All assumptions and estimates applied were based on best estimates at the respective acquisition dates.

Impairment of goodwill, indefinite lived- intangible assets and long-lived assets

We assess the carrying value of intangible assets with indefinite lives and goodwill on an annual basis, or more frequently if events or changes in circumstances indicate that such carrying value may not be recoverable.  Other than our annual review, factors we consider important which could trigger an impairment review include: under-performance of operating segments or changes in projected results, changes in the manner of utilization of the asset, a severe and sustained decline in the price of our shares and negative market conditions or economic trends.  Therefore, our judgment as to the future prospects of each business has a significant impact on our results and financial condition.  We believe that our assumptions are appropriate.  If future cash flows do not materialize as expected or there is a future adverse change in market conditions, we may be unable to recover the carrying amount of an asset, resulting in future impairment losses.  Please see Item 8, Note 4 “Goodwill and Intangible Assets” for a more detailed discussion of the specific methodologies, assumptions and uncertainties utilized in assessing goodwill.

Impairment tests of goodwill and indefinite-lived intangible assets are performed at the reporting unit level.  If potential impairments of goodwill exist, the fair value of the reporting unit is subsequently measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the reporting unit’s goodwill. An impairment loss is recognized for any excess of the carrying value of the reporting unit’s goodwill over the implied fair value after adjusting for any impairment of indefinite-lived intangible assets or long-lived assets.  Determination of a reporting unit requires judgment.

The fair value of each reporting unit, and consequently the amount of implied goodwill is determined using an income methodology estimating projected future cash flows related to each reporting unit.  Our Broadcast segment comprises six reporting units, namely our broadcast operations in Bulgaria, Croatia, Czech Republic, Romania, Slovak Republic and Slovenia, our New Media segment represents a single reporting unit  and Media Pro Entertainment comprises three reporting units (Fiction, Production services and Distribution and Exhibition).  Our former operations in Ukraine comprised a single reporting unit.  These projected future cash flows are discounted back to the valuation date.  Significant assumptions inherent in the methodology used include estimates of discount rates, future revenue growth rates and a number of other factors, all of which are based on our assessment of the future prospects and the risks inherent at the respective reporting units.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the respective asset.  The same estimates are also used in planning for our long- and short-range business planning and forecasting.  We assess the reasonableness of the inputs and outcomes of our undiscounted cash flow analysis against available comparable market data.  If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount exceeds the fair value of the respective asset.

Assessing goodwill, indefinite-lived intangible assets and long-lived assets requires significant judgment. The process involves making a number of estimates in order to evaluate the fair value of a number of assets, the fair value of the reporting units, and the future cash flows expected in each reporting unit. The table below shows the key measurements involved and the valuation methods applied:

Measurement	Valuation Method
Recoverability of cash flows	Undiscounted future cash flows
Fair value of indefinite-lived broadcast licenses	Build-out method
Fair value of indefinite-lived trademarks	Relief from royalty method
Fair value of reporting units	Discounted cash flow model

In all cases, each method involves a number of significant assumptions which could materially change the result, and the decision on whether assets are impaired. The most significant of these assumptions include: the discount rate applied, the total advertising market size, achievable levels of market share, level of forecast operating costs and capital expenditure and the rate of growth into perpetuity. Certain triggering events in 2009 such as the substantial decline of our share price, the global economic crisis and the reduced economic projections specific to our markets in Central and Eastern Europe caused us to perform impairment reviews in both the first and second quarter of 2009. The impairment reviews resulted in an impairment charge to our Bulgaria reporting unit. There were no further impairment indicators in the third or fourth quarter of 2009. Our share price stabilized in the second half of 2009, global economic conditions had improved slightly, and there was an improvement in market participants’ sentiment about future economic performance in our markets. We performed our annual impairment test for goodwill and intangible assets in the fourth quarter of 2009 which did not result in any further impairment charges.

For those reporting units with goodwill (excluding the recently acquired Media Pro Entertainment reporting units), at December 31, 2009, the following compound cash flow growth rates are necessary to avoid recording a goodwill impairment charge. For comparison, we have also included the compound average cash flow growth rates currently implied by our estimates of future cash flows:

Reporting unit	Break even growth rate (%) (1)	Growth rate currently implied (%) (1)
Croatia	9.8%	13.7%
Czech Republic	6.4%	9.4%
Romania	14.0%	22.2%
Slovak Republic	17.5%	23.7%
Slovenia	13.1%	20.6%

(1) Break-even and implied growth rates are calculated by applying a constant annual growth rate to current year cash flow forecasts, with all other variables constant, such that the net present value of all future cash flows to perpetuity equals the carrying value of the reporting unit’s assets for the break-even rate or our estimate of the fair value of the reporting unit for the rate currently implied. Such rates do not indicate our expectation of cash flow growth in any given year, nor are they necessarily comparable with actual growth rates achieved in previous years.

The table below shows the percentage movement in the costs of capital that we applied to each reporting unit with goodwill between the first quarter impairment review and the second quarter impairment review and the adverse movement, in percentage terms, required to make the fair value of the reporting unit equal their carrying values (with all other assumptions constant):

	Percentage change in cost of capital
Reporting Unit	Between first and second quarter review		Necessary to break even (second quarter)

Croatia	(5.1	) %	22.4%
Czech Republic	(8.2	) %	7.3%
Romania	(1.5	) %	47.3%
Slovak Republic	(4.3	) %	29.5%
Slovenia	(3.9	) %	61.1%

There was a negligible change in the cost of capital used between the second quarter impairment review and the annual impairment review performed in the fourth quarter of 2009.

None of our reporting units were at risk of impairment at the time of our annual impairment test.  Using our most conservative assumptions, the table below shows whether an adverse change of 10.0% in any of these most conservative assumptions would result in additional impairments after reflecting the impairment charge recognized in the year ended December 31, 2009. Where an adverse change of less than 10.0% would result in an impairment, the level of that change is presented parenthetically:

10% Adverse Change in	Indefinite-Lived Trademarks	Indefinite-Lived Broadcast Licenses	Goodwill
Cost of Capital	None	None	Czech Republic (9.8%)
Total Advertising Market	None	None	Czech Republic (6.2%)
Market Share	None	None	Czech Republic (6.2%)
Forecast operating costs	Not applicable	None	None
Forecast capital expenditure	Not applicable	None	None
Perpetuity Growth rate	None	None	None

We consider all current information in respect of performing our impairment reviews and calculating our impairment charges. If our cash flow forecasts for our operations deteriorate, or discount rates continue to increase, we may be required to recognize additional impairment charges in later periods.

The assets most susceptible to changes in such conservative key assumptions are the indefinite lived broadcast license in Slovenia and the goodwill in the Czech Republic.

Revenue Recognition

Net revenues predominantly comprise revenues from the sale of advertising time less discounts, agency commissions, and theatrical distribution of films.  Net revenues are recognized when the advertisement is aired as long as there is persuasive evidence that an arrangement with a customer exists, the price of the delivered advertising time is fixed or determinable, and collection of the arrangement fee is reasonably assured.  In the event that a customer falls significantly behind its contractual payment terms, revenue is deferred until the customer has resumed normal payment terms.

Agency commissions, where applicable, are calculated based on a stated percentage applied to gross billing revenue.  Advertisers remit the gross billing amount to the agency and the agency remits gross billings, less their commission, to us when the advertisement is not placed directly by the advertiser.  Payments received in advance of being earned are recorded as deferred income.

We record sales from theatrical distribution of films as films are exhibited. Sales of home videos, net of a return provision, are recognized as income when the videos are delivered to and available for sale by retailers. Revenue from licensing of film and television programming is recognized when we make the material available for airing.

We maintain a bad debt provision for estimated losses resulting from the inability of our customers to make required payments.  If the financial condition of our customers were to deteriorate, additional allowances may be required in future periods.  We review the accounts receivable balances periodically and our historical bad debt, customer concentrations and customer creditworthiness when evaluating the adequacy of our provision.

Income Taxes

The provision for income taxes includes local and foreign taxes.  Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled.  We evaluate the realizability of our deferred tax assets and establish a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

In evaluating the realizability of our deferred tax assets, we consider available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. Any reduction in estimated forecasted results may require that we record additional valuation allowances against our deferred tax assets.  Once a valuation allowance has been established, it will be maintained until there is sufficient positive evidence to conclude that it is more likely than not that such assets will be realized.  An ongoing pattern of sustained profitability will generally be considered as sufficient positive evidence.  If the allowance is reversed in a future period, our income tax provision will be reduced to the extent of the reversal.  Accordingly, the establishment and reversal of valuation allowances has had and could continue to have a significant negative or positive impact on our future earnings.

We measure deferred tax assets and liabilities using enacted tax rates that, if changed, would result in either an increase or decrease in the provision for income taxes in the period of change.

In accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”) (ASC 740), we recognize in the consolidated financial statements those tax positions determined to be “more likely than not” of being sustained upon examination, based on the technical merits of the positions.

From time to time, we engage in transactions, such as business combinations and dispositions, in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. We prepare and file tax returns based on interpretation of tax laws and regulations. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. We only recognize tax benefits taken on tax returns when we believe they are “more likely than not” of being sustained upon examination based on their technical merits. There is considerable judgment involved in determining whether positions taken on the tax return are “more likely than not” of being sustained.

We recognize, when applicable, both accrued interest and penalties related to unrecognized benefits in income tax expense in the accompanying consolidated statements of operations. The liability for accrued interest and penalties at December 31, 2009 is US$ 0.2 million and US$ 0.5 million at December 31, 2008.

Foreign exchange

Our reporting currency and functional currency is the dollar but a significant portion of our consolidated revenues and costs are in other currencies, including programming rights expenses and interest on debt.  In addition, our Senior Notes are denominated in Euros.  Our corporate holding companies have a functional currency of the dollar. All of our other operations have functional currencies other than the dollar.

We record assets and liabilities denominated in a currency other than our functional currency using the exchange rate prevailing at each balance sheet date, with any change in value between reporting periods being recognized as a transaction gain or loss in our Consolidated Statement of Operations. We are exposed to foreign currency on the revaluation of monetary assets and liabilities denominated in currencies other than the local functional currency of the relevant subsidiary.  This includes third party receivables and payables, including our Senior Notes which are denominated in Euros, as well as intercompany loans, which are generally provided in currencies other than the dollar.  We recorded transaction gains of US$ 82.9 million in 2009 and transaction losses of US$ 35.6 million and US$ 34.4 million in 2008 and 2007, respectively.

The financial statements of our operations whose functional currency is other than the dollar are translated from such functional currency to dollars at the exchange rates in effect at the balance sheet date for assets and liabilities, and at weighted average rates for the period for revenues and expenses, including gains and losses.  Translational gains and losses are charged or credited to Accumulated Other Comprehensive Income/(Loss), a component of Equity.

Determination of the functional currency of an entity requires considerable management judgment, which is essential and paramount to this determination.  This includes our assessment of a series of indicators, such as the currency in which a majority of sales transactions are negotiated, expense incurred or financing secured.  If the nature of our business operations changes, such as by changing the currency in which sales transactions are denominated or by incurring significantly more expenditure in a different currency, we may be required to change the functional currency of some or all of our operations, potentially changing the amounts we report as transaction gains and losses in the Consolidated Statement of Operations as well as the translational gains and losses charged or credited to Accumulated Other Comprehensive Income/(Loss).  In establishing functional currency, specific facts and circumstances are considered carefully, and judgment is exercised as to what types of information might be most useful to investors.

Contingencies

We are, from time to time, involved in certain legal proceedings and, as required, accrue our estimate of the probable costs for the resolution for these claims.  These estimates are developed in consultation with legal counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.  It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.  See Item 8, Note 20, “Commitments and Contingencies” for more detailed information on litigation exposure.

Recent Accounting Pronouncements

See Item 8, Note 2, “Summary of Significant Accounting Policies” for a discussion of accounting standards adopted since December 31, 2009 and recently issued accounting standards not yet adopted.

Vll.  Related party matters

Overview

There is a limited local market for many specialist television services in the countries in which we operate; many of these services are provided to us by parties known to be connected to our local shareholders.  As stated in FASB Statement No. 57 “Related Party Disclosures” (ASC 850) transactions involving related parties cannot necessarily be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist.  We will continue to review all of these arrangements.

We consider our related parties to be those shareholders who have direct control and/or influence and other parties that can significantly influence management; a “connected” party is one for whom we are aware of the existence of an immediate family or business connection to a shareholder. We have entered into related party transactions in all of our markets. For detailed discussion of all such transactions, see Item 8, Note 21, “Related Party Transactions”.

ITEM 7A.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We engage in activities that expose us to various market risks, including the effects of changes in foreign currency, exchange rates and interest rates.  We do not regularly engage in speculative transactions, nor do we regularly hold or issue financial instruments for trading purposes.

Foreign Currency Exchange Risk Management

We conduct business in a number of foreign currencies, although our functional currency is the dollar, and our Senior Notes are denominated in Euros.  As a result, we are subject to foreign currency exchange rate risk due to the effects that foreign exchange rate movements of these currencies have on our costs and on the cash flows we receive from certain subsidiaries.  In limited instances, we enter into forward foreign exchange contracts to minimize foreign currency exchange rate risk.

We have not attempted to hedge the exchange rate exposure on the Senior Notes and therefore may continue to experience significant gains and losses on the translation of the Senior Notes into dollars due to movements in exchange rates between the Euro and the dollar.

We have entered into currency swap agreements with two counterparties to reduce our exposure to movements in certain foreign exchange rates (see Item 8, Note 12, “Financial Instruments and Fair Value Measurements”).

Interest Rate Risk Management

As at December 31, 2009, approximately 23% of the carrying value of our debt provides for interest at a spread above a base rate of EURIBOR or PRIBOR, which mitigates the impact of an increase in interbank rates on our overall debt.

Interest Rate Table as at December 31, 2009

	Expected Maturity Dates
	2010	2011	2012	2013	2014	Thereafter

Total Debt in Euro (000’s)
Fixed Rate	-	-	-	-	-	440,000
Average Interest Rate	-	-	-	-	-	11.63%
Variable Rate	22,520	-	-	-	150,000	-
Average Interest Rate	3.54%	-	-	-	2.62%	-

Total Debt in US$ (000’s)	-	-	-	-	-	-
Fixed Rate	-	-	-	475,000	-	-
Average Interest Rate	-	-	-	3.50%	-	-

Total Debt in CZK (000’s)
Variable Rate	1,450,000	-	-	-	-	-
Average Interest Rate	3.19%	-	-	-	-	-

Variable Interest Rate Sensitivity as at December 31, 2009

			Yearly interest charge if interest rates increase by (US$ 000s):
Value of Debt as at December 31, 2009 (US$ 000’s)	Interest Rate as at December 31, 2009	Yearly Interest Charge (US$ 000’s)	1%	2%	3%	4%	5%
$248,532	2.74%	$6,802	$9,287	$11,772	$14,258	$16,743	$19,228
(EUR 172.5 million)
$78,942	3.19%	2,518	3,308	4,097	4,887	5,676	6,465
(CZK 1,450.0 million)
Total		$9,320	$12,595	$15,869	$19,145	$22,419	$25,693